December 2015 Preliminary Terms No. 707 Registration Statement No. 333-200365 Dated December 7, 2015 Filed pursuant to Rule 433

INTEREST RATE Structured PRODUCTS

Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

As further described below, the securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, the securities will pay a contingent monthly coupon but only if the level of the 10-Year Constant Maturity Swap Rate, which we refer to as the reference rate, is greater than or equal to the reference rate strike, which is 80% of the initial reference level, on the related observation date. If, however, the level of the reference rate is less than the reference rate strike on any observation date, we will pay no interest for the related monthly period. In addition, starting on approximately the six-month anniversary of the original issue date, the securities will be automatically redeemed if the level of the reference rate is greater than or equal to the initial reference level on any quarterly redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent monthly coupon. At maturity, if the securities have not previously been redeemed and the final reference level is greater than or equal to the reference rate strike, the payment at maturity will also be the sum of the stated principal amount and the related contingent monthly coupon. If, however, the final reference level is less than the reference rate strike, investors will be fully exposed to the decline in the reference rate on a 1 to 1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent monthly coupons throughout the 2-year term of the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no monthly interest over the entire 2-year term and in exchange for the possibility of an automatic early redemption prior to maturity. Investors will not participate in any appreciation of the reference rate.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Reference rate:	The 10-Year Constant Maturity Swap Rate. Please see “Additional Provisions—Reference Rate” below.
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	December , 2015
Original issue date:	December 23, 2015 ( business days after the pricing date)
Maturity date:	December 23, 2017
Interest accrual date:	December 23, 2015
Payment at maturity:

•  If the final reference level is greater than or equal to the reference rate strike: (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the final observation date.

•  If the final reference level is less than the reference rate strike: (i) the stated principal amount times (ii) the reference rate performance factor.

This amount will be less than 80% of the stated principal amount of the securities and could be zero.

Contingent monthly coupon:

A contingent coupon will be paid on the securities on each contingent coupon payment date but only if the level of the reference rate is at or above the reference rate strike on the related observation date. If payable, the contingent monthly coupon will be an amount in cash per stated principal amount corresponding to a return of 5.00% per annum for each interest payment period for each observation date.

If, on any observation date, the level of the reference rate is less than the reference rate strike, we will pay no coupon for the applicable monthly period. It is possible that the reference rate will remain below the reference rate strike for extended periods of time or even throughout the entire 2-year term of the securities so that you will receive few or no monthly coupons.

Automatic early redemption:

If, on any redemption determination date, beginning on the third U.S. government securities business day preceding June 23, 2016, the level of the reference rate is greater than or equal to the initial reference level, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any early redemption date if the level of the reference rate is below the initial reference level on the related redemption determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Contingent coupon payment dates:	The 23rd calendar day of each month, beginning January 23, 2016; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Initial reference level:	, which is the level of the reference rate on December 18, 2015.
Final reference level:	The level of the reference rate on the final observation date.
Reference rate strike:	, which is 80% of the initial reference level.
Reference rate performance factor:	The final reference level divided by the initial reference level.
Terms continued on the following page
Estimated value on the pricing date:	Approximately $965.10 per security, or within $19.60 of that estimate. See “The Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$	$
Total	$	$	$
(1)	Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Wealth Management (an affiliate of the agent) and their financial advisors, of up to $ per security depending on market conditions. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on page 14.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 19, 2014            Prospectus dated November 19, 2014

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

Terms continued from previous page:
Observation dates:	The third U.S. government securities business day prior to the related contingent coupon payment date. We refer to the third U.S. government securities business day prior to the maturity date as the final observation date.
Redemption determination dates:	The third U.S. government securities business day prior to the related early redemption date.
Early redemption dates:	The 23rd calendar day of each March, June, September and December, beginning June 23, 2016.
Day-count convention:	30/360
Specified currency:	U.S. dollars
CUSIP / ISIN:	61760QJE5 / US61760QJE52
Book-entry or certificated security:	Book-entry
Business day:	New York
Calculation agent:

Morgan Stanley Capital Services LLC.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All values used in the interest rate formula for the securities and all percentages resulting from any calculation of interest will be rounded to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%. All dollar amounts used in or resulting from such calculation on the securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive, if any, on each contingent coupon payment date and at maturity or upon automatic early redemption, as applicable. The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon
Contact information:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

The Securities

Principal at Risk Securities

The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, the securities will pay a contingent monthly coupon but only if the level of the 10-Year Constant Maturity Swap Rate, which we refer to as the reference rate, is greater than or equal to the reference rate strike, which is 80% of the initial reference level, on the related observation date. If, however, the level of the reference rate is less than the reference rate strike on any observation date, we will pay no interest for the related monthly period. In addition, starting on approximately the six-month anniversary of the original issue date, the securities will be automatically redeemed if the level of the reference rate is greater than or equal to the initial reference level on any quarterly redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent monthly coupon. At maturity, if the securities have not previously been redeemed and the final reference level is greater than or equal to the reference rate strike, the payment at maturity will also be the sum of the stated principal amount and the related contingent monthly coupon. If, however, the final reference level is less than the reference rate strike, investors will be fully exposed to the decline in the reference rate on a 1 to 1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent monthly coupons throughout the entire 2-year term of the securities.

Maturity:	2 years
Contingent monthly coupon:

A contingent coupon at an annual rate of 5.00% (corresponding to approximately $4.167 per month per security) will be paid on the securities on each contingent coupon payment date but only if the level of the reference rate is at or above the reference rate strike on the related observation date.

If, on any observation date, the level of the reference rate is less than the reference rate strike, we will pay no coupon for the applicable monthly period.

Automatic early redemption (quarterly on or after June 23, 2016):	Starting on June 23, 2016, if the level of the reference rate is greater than or equal to the initial reference level on any quarterly redemption determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related observation date.
Payment at maturity:

If the securities have not previously been redeemed and the final reference level is greater than or equal to the reference rate strike, the payment at maturity will be the sum of the stated principal amount and the related contingent monthly coupon.

However, if the final reference level is less than the reference rate strike, investors will be fully exposed to the negative performance of the reference rate and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All payments on the securities are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than the issue price. We estimate that the value of each security on the pricing date will be approximately $965.10, or within $19.60 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the reference rate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the reference rate, instruments based on the reference rate, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent monthly coupon rate and the reference rate strike, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and the reference rate, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

Additional Provisions

Reference Rate

What is the 10-Year Constant Maturity Swap Rate?

The 10-Year Constant Maturity Swap Rate (which we refer to as the reference rate) is on any U.S. government securities business day, the fixed rate of interest payable on an interest rate swap with a 10-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at approximately 11:00 a.m. New York City time for such day. This rate is one of the market-accepted indicators of medium to longer-term interest rates.

The rate reported on Reuters Page “ISDAFIX1” (or any successor page thereto) is calculated by ICE Benchmark Administration Limited based on tradeable quotes for the related interest rate swap of the relevant tenor that is sourced from electronic trading venues.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If the reference rate is not displayed by approximately 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the reference rate must be determined, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a 10 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the reference rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the level of the reference rate on each monthly observation date, (2) the level of the reference rate on each quarterly redemption determination date (starting in June 2016) and (3) the final reference level. Please see “Hypothetical Examples” beginning on page 8 for an illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Monthly Coupons (Beginning on the First Contingent Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Starting in June 2016)

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

Hypothetical Examples

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The following hypothetical examples are for illustrative purposes only. Whether you receive a contingent monthly coupon will be determined on each monthly observation date, whether the securities are redeemed prior to maturity will be determined on each quarterly redemption determination date and the payment at maturity will be determined by reference to the level of the reference rate on the final observation date. The actual initial reference level and reference rate strike will be determined on December 18, 2015. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities, if any, are subject to the credit risk of Morgan Stanley. The below examples are based on the following terms:

Hypothetical Initial Reference Level:	2.00%
Hypothetical Reference Rate Strike:	1.60, which is 80% of the hypothetical initial reference level
Contingent Monthly Coupon:	A contingent coupon at an annual rate of 5.00% (corresponding to approximately $4.167 per month)[1] will be paid on each contingent coupon payment date but only if the level of the reference rate is at or above the reference rate strike on the related observation date.
Stated Principal Amount:	$1,000

1 The actual contingent monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day count basis. The hypothetical contingent monthly coupon of $4.167 is used in these examples for ease of analysis.

In Example 1, the level of the reference rate is greater than or equal to the initial reference level on one of the quarterly redemption determination dates (beginning on June 23, 2016). Because the level of the reference rate is greater than or equal to the initial reference level on such a date, the securities are automatically redeemed on the related early redemption date. In Examples 2, 3, and 4, the level of the reference rate is less than the initial reference level on all of the redemption determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1—The securities are automatically redeemed following the quarterly redemption determination date in December 2016, as the level of the reference rate is equal to the initial reference level on such redemption determination date. The reference rate declines substantially and the level of the reference rate is at or above the reference rate strike on only 4 of the 11 monthly observation dates prior to (and excluding) the observation date immediately preceding the early redemption. Therefore, you would receive the contingent monthly coupons with respect to those 4 observation dates, totaling $4.167 × 4 = $16.668, but not for the other 7 observation dates. The reference rate in this example, however, recovers and the level of the reference rate is equal to the initial reference level on the redemption determination date in December 2016. Upon early redemption, investors receive the early redemption payment calculated as $1,000 + $4.167 = $1,004.167.

The total payment over the 1-year term of the securities is $16.668 + $1,004.167 = $1,020.835.

Example 2—The securities are not redeemed prior to maturity, as the level of the reference rate is less than the initial reference level on all quarterly redemption determination dates. The level of the reference rate is at or above the reference rate strike on all 24 monthly observation dates including the final observation date. Therefore, you would receive (i) the contingent monthly coupons with respect to the 23 observation dates prior to (and excluding) the final observation date, totaling $4.167 × 23 = $95.841 and (ii) the payment at maturity calculated as $1,000 + $4.167 = $1,004.167.

The total payment over the 2-year term of the securities is $95.841 + $1,004.167 = $1,100.008.

This example illustrates the scenario where you receive a contingent monthly coupon on every contingent coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in a 5.00% per annum interest rate over the 2-year term of the securities. This example therefore represents the maximum amount payable over the 2-year term of the securities. To the extent that coupons are not paid on every contingent coupon payment date, the effective interest rate on the securities will be less than the contingent monthly coupon rate and could be zero.

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

Example 3—The securities are not redeemed prior to maturity, as the level of the reference rate is less than the initial reference level on all quarterly redemption determination dates. The level of the reference rate is at or above the reference rate strike on 3 out of the 23 monthly observation dates prior to (and excluding) the final observation date and is at or above the reference rate strike on the final observation date. Therefore, you would receive (i) the contingent monthly coupons with respect to those 3 observation dates prior to (and excluding) the final observation date, totaling $4.167 × 3 = $12.501 and (ii) the payment at maturity calculated as $1,000 + $4.167 = $1,004.167.

The total payment over the 2-year term of the securities is $12.501 + $1,004.167= $1,016.668.

Example 4—The securities are not redeemed prior to maturity, as the level of the reference rate is less than the initial reference level on all quarterly redemption determination dates. The level of the reference rate is below the reference rate strike on all of the monthly observation dates including the final observation date on which the level of the reference rate is 1.00%. Therefore, you would receive (i) no contingent monthly coupons and (ii) the payment at maturity calculated as $1,000 × (1.00% / 2.00%) = $500.

The total payment over the 2-year term of the securities is $0 + $500 = $500.

If the securities are not automatically redeemed prior to maturity and the final reference level is less than the reference rate strike, you will lose a significant portion or all of your investment in the securities.

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

Historical Information

The Reference Rate

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2000 to December 4, 2015. The historical levels of the reference rate should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The reference rate has at times experienced periods of high volatility, and you should not take the historical values of the reference rate as an indication of its future performance.

* The red solid line indicates the hypothetical reference rate strike, assuming the level of the reference rate on December 7, 2015 were the initial reference level.

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

Based on the Performance of the 10-Year Constant Maturity Swap Rate

Principal at Risk Securities

Risk Factors

The securities involve risks not associated with an investment in ordinary debt securities. An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate and other events that are difficult to predict and beyond the issuer’s control. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The Securities Do Not Guarantee The Return Of Any Principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the final reference level is less than the reference rate strike, you will be fully exposed to the decline in the reference rate, as compared to the initial reference level, on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the reference rate. Under this scenario, the value of any such payment will be less than 80% of the stated principal amount and could be zero. You may lose up to your entire initial investment in the securities.

▪	The Securities Are Subject To Automatic Early Redemption Risk. Beginning June 23, 2016, the securities will be automatically redeemed if the level of the reference rate is greater than or equal to the initial reference level on any quarterly determination date. The reference rate is one of the market-accepted indicators of longer-term interest rates. Consequently, if the securities are redeemed prior to their stated maturity date, you will receive no further interest payments on the securities redeemed and may have to re-invest the proceeds in a lower rate environment and may not be able to reinvest at comparable terms or returns.

▪	The Securities Do Not Provide For The Regular Payment Of Interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent monthly coupon but only if the level of the reference rate is at or above 80% of the initial reference level, which we refer to as the reference rate strike, on the related observation date. If, on the other hand, the level of the reference rate is lower than the reference rate strike on the relevant observation date for any interest period, we will pay no coupon on the applicable contingent coupon payment date. It is possible that the reference rate could remain below the reference rate strike for extended periods of time or even throughout the entire 2-year term of the securities so that you will receive few or no contingent monthly coupons. If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	The Contingent Coupon, If Any, Is Based Only On The Level Of The Reference Rate On The Related Monthly Observation Date At The End Of The Related Interest Period. Whether the contingent coupon will be paid on any contingent coupon payment date will be determined at the end of the relevant interest period based on the level of the reference rate on the relevant monthly observation date. As a result, you will not know whether you will receive the contingent coupon on any contingent coupon payment date until near the end of the relevant interest period. Moreover, because the contingent coupon is based solely on the level of the reference rate on monthly observation dates, if the level of the reference rate on any observation date is below the reference rate strike, you will receive no coupon for the related interest period even if the level of the reference rate was higher on other days during that interest period.

▪	The Historical Performance Of The Reference Rate Is Not An Indication Of Its Future Performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the level of the reference rate will be greater than or equal to the reference rate strike.

▪	Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities. Investors are dependent on our ability to pay all amounts due on the securities on contingent coupon payment dates, early redemption dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

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Contingent Income Auto-Callable Securities due 2017, With 6-month Initial Non-Call Period

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Principal at Risk Securities

▪	The Initial reference level And The Reference Rate Strike Will Not Be Set Until December 18, 2015. Because the initial reference level is the level of the reference rate on December 18, 2015, and because the reference rate strike is 80% of the initial reference level, you may not know the initial reference level or the reference rate strike for a period of time after the pricing date.

▪	The Price At Which The Securities May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the securities will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the securities. Primarily, if the level of the reference rate is near or below the reference rate strike, the market value of the securities is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your securities at such time.

▪	The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Securities In The Original Issue Price Reduce The Economic Terms Of The Securities, Cause The Estimated Value Of The Securities To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The Estimated Value Of The Securities Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The Securities Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Morgan Stanley & Co. LLC, Which Is A Subsidiary Of The Issuer, Has Determined The Estimated Value On The Pricing Date. MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Securities. They Also Expect To Hedge The Issuer’s Obligations Under The Securities. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or

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holding the securities. Any of these activities may affect the market value of the securities. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪	The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Securities. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the reference rate. These potentially subjective determinations may adversely affect the payout to you on the securities. For further information regarding these types of determinations, see “Additional Provisions―Reference Rate” and related definitions above.

▪	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Tax Considerations” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the securities against payment therefor in New York, New York on December 23, 2015, which will be the      scheduled business day following the date of the pricing of the securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and their financial advisors, of up to $     per security depending on market conditions. The agent may distribute the securities through Morgan Stanley Wealth Management, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “The Securities” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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Acceleration Amount in Case of an Event of Default

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

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Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•	purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

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Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Coupon Payments. Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Although not free from doubt, any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

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Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the securities is unclear, you should assume that any coupon payment with respect to the securities will be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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